EXHIBIT 99

EXHIBIT A

JOINT FILING AGREEMENT

            The undersigned agree that this Schedule 13G dated February 11, 2003 relating to the shares of common stock, $0.01 par value per share, of Conrad Industries, Inc., to which this Joint Filing Agreement is attached as Exhibit A, shall be filed on behalf of the undersigned.

/S/ JOHN P. CONRAD, JR.
John P. Conrad, Jr.

THE JOHN P. CONRAD, JR. TRUST

By:	/S/ JOHN P. CONRAD, JR.
John P. Conrad, Jr., Trustee